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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

       This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT AND PLAN OF MERGER") is dated as of July 2, 2002, by and between Tyco Capital Holding, Inc., a Nevada corporation ("PARENT") and CIT Group Inc., a Nevada corporation ("SUBSIDIARY").

       WHEREAS, Parent owns all of the issued and outstanding shares of the capital stock of Subsidiary; and

       WHEREAS, Parent is desirous of merging Subsidiary with and into Parent;
and

       WHEREAS, pursuant to Parent's and Subsidiary's respective Articles of Incorporation and By-Laws, the Boards of Directors of Parent and Subsidiary have each approved and adopted this Agreement providing for the merger (the "MERGER") of Subsidiary with and into Parent in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL") and upon the terms and subject to the conditions set forth herein; and

       WHEREAS, Parent and Subsidiary intend (i) that the Merger shall constitute a "liquidation" within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "CODE"), (ii) by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of liquidation within the meaning of Section 332 of the Code and (iii) that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Subsidiary hereby agree as follows:

       Section 1. THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the NGCL, Subsidiary shall be merged with and into Parent, the separate corporate existence of Subsidiary shall cease, and Parent shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

       Section 2. EFFECTIVE TIME. Unless this Agreement shall have been terminated, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the NGCL (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of the State of Nevada, as appropriate, in such forms as required by, and executed in accordance with the relevant provisions of, the NGCL. The Merger shall become effective at the time of the later to occur of such filings or at such later time specified in the Articles of Merger (the "Effective Time").

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       Section 3. EFFECT OF THE MERGER. At the Effective Time, the effect of the
Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Subsidiary and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and Parent shall become the debts, liabilities and duties of the Surviving Corporation.

       Section 4. EFFECT ON SECURITIES, ETC. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, each share of capital stock of Subsidiary issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist without any consideration being payable therefor.

       Section 5. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

       (b) At the Effective Time, the By-laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

       Section 6. DIRECTORS AND OFFICERS. The directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

       Section 7. TAX CONSEQUENCES. The parties hereto intend that the Merger shall constitute a liquidation of Subsidiary within the meaning of Section 332 of the Code. The parties hereto hereby adopt this Agreement as a "plan of liquidation" within the meaning of Section 332 of the Code and Section 1.332-6 of the United States Treasury Regulations.

       Section 8. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent and Subsidiary will take, and cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Subsidiary and Parent, the officers and directors of Subsidiary and Parent immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

       Section 9. TERMINATION OF MERGER. At any time after filing of the Articles of Merger with the Secretary of State of Nevada but prior to the Effective Time, Parent and Subsidiary may terminate the Merger by mutual agreement and the filing of articles of termination in accordance with the NGCL.


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       IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by the duly authorized representatives of each of the above named corporations, effective as of the day and year first above written.

                                   TYCO CAPITAL HOLDING, INC.


                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                   CIT GROUP INC.


                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title: